Consulting Agreement - Development
This Consulting Agreement ("Agreement") is made effective as of July 31, 2000 ("Effective Date") by and between Stellcom, Inc. ("Stellcom"), having a principal place of business at 10525 Vista Sorrento Parkway, San Diego, California 92121-2712, and Guinness Telli*Phone Corporation_ ("Customer"), having a principal place of business at 655 Redwood Hwy, Mill Valley, California 94941.

   Project Assignments.
   Deliverables. During the term of this Agreement, Customer may issue Project Assignments to Stellcom in the form attached to this Agreement as Exhibit A ("Project Assignment"). Customer hereby engages Stellcom to develop and deliver those deliverables (the "Deliverables") set forth in each Project Assignment executed by the parties pursuant to the specifications (the "Specifications") and milestone schedule (the "Milestone Schedule") set forth in each applicable Project Assignment. Stellcom's timely and proper performance of its obligations under a Project Assignment is contingent on Customer providing to Stellcom, within five (5) days after the effective date of such Project Assignment, those Customer materials set forth in the applicable Project Assignment. In connection with the Services, Stellcom may purchase on behalf of Customer the third party hardware and/or software products (the "Third Party Products") set forth in the Project Assignments.

   Change Request Procedure. The parties acknowledge that the Specifications may be revised from time to time during the term of this Agreement. Either party may, prior to the delivery of a Deliverable to Customer, provide written notice to the other party proposing changes to the Specifications (a "Change Proposal"). If a Change Proposal is initiated by Stellcom, Stellcom will also include a statement as to the financial impact and the schedule impact, if any, of the proposed change. If a Change Proposal is initiated by Customer, Stellcom shall endeavor to respond promptly as to the financial impact and schedule impact, if any. Following a Change Proposal, the parties shall promptly meet to determine whether, and with what modifications, the proposed change is mutually agreeable. No Change Proposal shall have any contractually binding effect until formally agreed to in writing by the parties.

   Fees and Expenses. Customer shall promptly pay Stellcom the fees and expenses identified in the Project Assignments, together with the cost of the Third Party Products, for time and expenses incurred by Stellcom in performance of its obligations under this Agreement, as adjusted to reflect any changes in the scope of work under a Change Proposal or that Customer authorizes in writing and to which Stellcom agrees in writing.


   Intellectual Property. Upon payment of all fees and expenses due to Stellcom under a Project Assignment, and subject to the restrictions set forth herein, Stellcom agrees to and does hereby sell, assign, and transfer to Customer the right, title and interest throughout the world to all works, inventions, discoveries, and improvements which are conceived or first actually reduced to practice either alone or with anyone else during the performance of such Project Assignment. Stellcom recognizes and understands that Stellcom's duties for Customer may include the preparation of materials, including hardware, software, written or graphic materials, and that any such materials conceived or written by Stellcom shall be done as "work made for hire" within the meaning of United States and other applicable copyright laws. In the event of publication of such materials, Stellcom understands that since the work is a "work make for hire," Customer will retain ownership of all rights in said materials, including copyright and trademark rights, except for the Stellcom IP. Notwithstanding the foregoing, Customer shall own all third party hardware acquired on behalf of Customer by Stellcom and shall only have a license to third party software pursuant to the applicable licensor's end user license agreement for such software. Notwithstanding anything to the contrary set forth in this Agreement, Customer agrees that Stellcom shall continue to own and hold sole right, title and interests in and to all the
(i) information, general skills, know-how, methods, and techniques gained or learned by Stellcom under this Agreement the Project Assignments,
(ii) objects, subroutines, components and the like of all Deliverables, and (iii) the Excelsior Reference Platform as described in Exhibit B attached hereto and incorporated by this reference and that Stellcom may use all of the foregoing set forth in (i), (ii) and (iii) above (collectively, the "Stellcom IP") in any services which Stellcom performs for any other party. Stellcom hereby licenses to Customer the non-exclusive right to use and modify, and the non-exclusive right to authorize others to use and modify, all Stellcom IP incorporated into the Deliverables, for use in any product or service developed and used by Customer and its successors, if any. Each party shall execute and deliver any further documents reasonably requested by the other and to the other's expense, to effect the provisions of this paragraph three (3).

   Acceptance; Limited Warranty; Limitation of Liability.
   Acceptance. Each Project Assignment shall set forth acceptance criteria for the Deliverables described in such Project Assignment ("Acceptance Criteria"). Upon completion of the Deliverables, Stellcom shall notify Customer of such completion ("Notice"). For the Deliverables described in the Project Assignment, Customer shall have ten (10) days (the "Acceptance Period") from receipt of the Notice to determine whether the completed Deliverables substantially conform to the applicable Acceptance Criteria. Upon expiration of the Acceptance Period, the completed Deliverables shall be deemed accepted by Customer unless Stellcom has received from Customer prior to the expiration of the Acceptance Period a written statement detailing any substantial nonconformance ("Notice of Nonconformance"). If Stellcom receives a Notice of Nonconformance during the Acceptance Period, Stellcom will use reasonable commercial efforts to correct and redeliver the applicable Deliverables to Customer. In the event the applicable Deliverable was originally performed on a time and materials basis, Customer will pay for the correction work on the same time and materials basis. The Acceptance Period and procedure of this Section shall repeat itself with respect to such redelivered Deliverables until accepted or deemed accepted by Customer.

   Stellcom Limited Warranty; Disclaimer. Stellcom warrants that, during the ninety (90) day period after acceptance of the applicable Deliverable pursuant to Section 0 ("Acceptance"), the Deliverable will substantially conform to the Acceptance Criteria. If Customer reports a breach of the foregoing warranty, in writing, to Stellcom during such ninety (90) day warranty period, Stellcom will use reasonable commercial efforts to correct the Deliverables. In the event the applicable Deliverable was originally performed on a time and materials basis, Customer will pay for
the warranty work on the same basis.   At Stellcom's option and in its
sole discretion, Stellcom may elect not to correct the Deliverables and instead, refund amounts paid by Customer for the applicable Deliverables and terminate this Agreement. The foregoing limited warranty shall be null and void if the non-conforming Deliverables are due to (i) accident, abuse or misapplication; (ii) use of the Deliverables with hardware or software not approved by Stellcom or the use of the Deliverables is other than in accordance with the intended use of the Deliverables as communicated to Stellcom; or (iii) modifications to the Deliverables made by Customer or any third party. THE ABOVE IS CUSTOMER'S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF WARRANTY BY STELLCOM WITH REGARD TO THE PROVISION OF DELIVERABLES. ALL THIRD PARTY PRODUCTS ARE PROVIDED TO CUSTOMER ON AN "AS IS" BASIS. EXCEPT FOR THE WARRANTY PROVIDED IN THIS
SECTION 0 ("LIMITED WARRANTY; DISCLAIMER"), STELLCOM MAKES NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE) UNDER THIS AGREEMENT OR REGARDING ANY DELIVERABLE OR ANY OTHER PRODUCT OR SERVICE.

   Customer Representations and Warranties. Customer represents and warrants that: (i) it has all right, title and interest necessary and appropriate to grant Stellcom the licenses granted herein and to permit Stellcom to perform the development of the Deliverables described herein;
(ii) client is solely responsible to and shall ensure that the Deliverables (including, without limitation, their use and results) are compliant with all governmental laws and regulations; and (iii) the materials, Specifications and all other information provided to Stellcom by Customer do not infringe the proprietary rights of any third party.

   Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT, STELLCOM'S AGGREGATE LIABILITY TO CUSTOMER OR ANY THIRD PARTY UNDER THIS AGREEMENT IS LIMITED TO THE AMOUNTS PAID TO STELLCOM UNDER THIS AGREEMENT. FURTHERMORE, STELLCOM WILL NOT BE LIABLE TO CUSTOMER OR ANY OTHER PARTY FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS OR ANY SPECIAL, INCIDENTAL, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS), REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF STELLCOM HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN THOUGH NO EXPRESS OR IMPLIED INDEMNITY IS PROVIDED TO CUSTOMER UNDER THIS AGREEMENT. Stellcom shall not be responsible for or liable in any amount due to any damage to Third Party Products or other products, no matter the cause or the source of the damage. The foregoing provisions limiting damages and excluding consequential damages will apply notwithstanding the failure of the essential purpose of any limited remedies for breach of warranty set forth herein. Any action brought under this Agreement must be brought not more than one (1) year after the cause of action arose.

   Indemnity. Customer shall indemnify, defend and hold Stellcom and its officers, directors, employees and agents harmless from and against any loss, claim, damage or liabilities (including reasonable attorney's fees and costs) that may be asserted by any third party that may result from
(i) any third party claims arising out of Customer's use of the Deliverables or (ii) any breach of this Agreement by Customer.

   Confidentiality.
   Each party shall hold in confidence all materials or information disclosed to it in confidence hereunder ("Confidential Information") which are marked as confidential or proprietary, or if disclosed verbally, reduced to writing and marked confidential within thirty (30) days after the date of disclosure. Confidential Information shall also include any new product information or the results of any bench mark or similar tests related to the Deliverables. Each party agrees to take precautions to prevent any unauthorized disclosure or use of Confidential Information consistent with precautions used to protect such party's own confidential information, but in no event less than reasonable care. The obligations of the parties hereunder shall not apply to any materials or information which a party can demonstrate, through documented evidence (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information as evidenced by its records; (c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; (d) is independently developed by the receiving party without use of any Confidential Information; or (e) is the subject of a written permission to disclose provided by the disclosing party. Notwithstanding any other provision of this Agreement, disclosure of Confidential Information shall not be precluded if such disclosure: (a) is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof, provided, however, that the responding party shall first have given notice to the other party hereto in order that such other party may obtain a protective order requiring that the Confidential Information so disclosed be used only for which the order was issued and the responding party uses reasonable efforts to have such information be treated as confidential and under seal; (b) is otherwise required by law; or (c) is otherwise necessary to establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

   Notwithstanding anything to the contrary herein, Stellcom's use or dissemination of information of general application which may be retained in the memory of employees of Stellcom, including formulae, patterns, compilations, programs, devices, methods, techniques or processes, shall not be considered a breach of Stellcom's confidentiality obligations.

   Term and Termination.
   Term; Termination. This Agreement is effective as of the Effective Date and will continue for two (2) years thereafter, unless earlier terminated as set forth below. Either party may terminate this Agreement or any Project Assignment, with or without cause, at any time upon thirty
(30) days prior written notice to the other party.

   Effect of Termination. Upon termination of this Agreement, Customer and Stellcom shall promptly return or destroy all Confidential Information and other property of the other party and shall certify in writing to such return and/or destruction. Upon termination of this Agreement and/or any Project Assignment by Customer (for other than material breach by Stellcom), or upon termination by Stellcom of this Agreement and/or any Project Assignment due to material breach by Customer including non-payment, Stellcom will be entitled to compensation from Customer, which compensation shall be (i) the amounts due and payable as a result of work completed (for which Customer shall have accepted the applicable Deliverable) and (ii) for work performed prior to the effective date of termination for which Customer did not accept the applicable Deliverable, an amount equal to the time and materials on account of such work plus a liquidated damages amount of $10,000 for resources expended and lost work. Upon any termination of this Agreement, all amounts due to Stellcom under the Project Assignments shall become immediately due and payable.

   Survival. The rights and obligations contained in Sections 0 ("Fees and Expenses"), 0("Intellectual Property"), 0 ("Stellcom Limited Warranty; Disclaimer), 0 ("Customer Representations and Warranties"), 0 ("Limitation of Liability"), 0 ("Indemnity"), 0 ("Confidentiality"), 0 ("Term and Termination") and 0 ("General") shall survive any termination or expiration of this Agreement.

   General.
   Marks. Any other provision of this Agreement notwithstanding, (i) Customer hereby grants to Stellcom a non-exclusive, world wide, perpetual, royalty free right and license to use Customer's trademarks, trade names and other designations in or on any promotion or publication by any medium whatsoever for the purpose of identifying Customer as a Stellcom customer and (ii) Stellcom may describe the work performed for Customer under this Agreement in or on any promotion or publication by any medium.

   Competition and Non-Solicitation. Each party is free to enter into similar agreements with others. Customer hereby agrees not to recruit or offer employment to any Stellcom personnel who have been introduced to Customer, or who are or have been assigned to perform work for Customer until one (1) year after the termination of this Agreement. In the event that Customer hires any such personnel, Customer shall pay an amount to Stellcom equal to twenty-five percent (25%) of the total first year compensation, which Customer pays such personnel as a fee, salary, or other compensation.

   Independent Contractor. Stellcom's relationship with Customer is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship.

   Governing Law; Forum. This Agreement is governed in all respects by the laws of the United States of America and the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents. The parties consent to venue in, and the exclusive jurisdiction of, the state and federal courts located in San Diego County, California. The prevailing party in any proceeding or lawsuit regarding the Agreement shall be entitled to receive its costs, expert witness fees, and reasonable attorneys fees, including costs and fees on appeal.

   Notices. All notices or reports permitted or required under this Agreement shall be in writing and shall be by personal delivery, facsimile transmission, or by certified or registered mail, return receipt requested, and deemed given upon personal delivery, five (5) days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices shall be sent to the addresses set forth on the signature page or such other address as either party may specify in writing. Notices shall be sent to the applicable designated person identified in the Project Assignment.

   Severability. If any provision of this Agreement is unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole. In such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or court decisions.

   Waiver. The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

   Export. Customer acknowledges that the laws and regulations of the United States may restrict the export and re-export of commodities and technical data of United States origin, including the Deliverables. Customer agrees that it will not export or re-export the Deliverables in any form, without the appropriate United States and foreign governmental licenses.

   Force Majeure. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, material shortages, or any other cause beyond the reasonable control of such party.

   Assignment. Customer may not assign this Agreement, in whole or in part, without Stellcom's prior written consent, which consent shall not be unreasonably withheld. Any assignment in violation of the foregoing limitation will be void. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

   Entire Agreement. This Agreement (including the Project Assignment) completely and exclusively states the agreement of the parties regarding its subject matter. It supersedes, and its terms govern, all prior proposals, agreements, or other communications between the parties, oral or written, regarding such subject matter. This Agreement shall not be modified except by a subsequently dated written amendment signed on behalf of Stellcom and Customer by their duly authorized representatives, and any provision on a purchase order purporting to supplement or vary the provisions hereof shall be void.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Stellcom, Inc.:
By:
Name:
Title:
[NAME] (Customer):
By:
Name:
Title:



EXHIBIT A-1
PROJECT ASSIGNMENT

Guinness Telli*Phone Corporation Telli*Screen Design and Development
   Scope and nature of deliverables to be provided ("Deliverables")

Stellcom will produce a Telli*Screen prototype in accordance with the "Requirements Specifications for Telli*Screen Development, July 12, 2000" which is attached hereto as Appendix A and incorporated by this reference. Stellcom will generate and deliver the following:

Five (5) Telli*Screen Alpha prototype boards
Five (5) Telli*Screen Beta prototype boards
Schematics
Costed Bill of Materials (BOM)
Approved Vendor List (AVL)
Parts placement (Assembly) drawing
PCB Fabrication drawing
All developed source code with comments
All custom and standard cables assemblies including connector part numbers and wire gauges

Acceptance Criteria
Stellcom will deliver proposed acceptance criteria, derived from the "Requirements Specifications for Telli*Screen Development, July 12, 2000" to Customer no later than ten (10) business days after the project start date. Customer will then have ten (10) business days to review and comment upon the acceptance criteria.

Within the same timeframe, Customer and Stellcom will develop a mutually agreed to acceptance test plan, including test timeframes, roles, and responsibilities of both parties.

Acceptance of the five Telli*Screen prototypes and supporting documentation and software will be based upon successful execution of the acceptance test plan. Customer agrees to execute all test cases within the timeframe established in the acceptance test plan.

Neither party shall unreasonably withhold approval of the acceptance criteria, acceptance test plan, or any other Deliverable.

Both parties agree that all acceptance time periods specified in this exhibit supersede the acceptance timeframes identified in "Consulting Agreement - Development" paragraph 4.1.

A.	Milestone Schedule for providing Deliverables
Assuming a start date of July 24, 2000, the milestone schedule is:
July 24, 2000        Project kickoff
August 28,2000       Delivery of Alpha schematics and Alpha
                      Bill-of-Materials
September 25, 2000    Deliver of Alpha layout
October 20, 2000      Delivery of Alpha prototypes
December 15, 2000	     Delivery of Beta Prototypes and final Deliverables
B.   Information, data, and materials to be provided by Customer
Customer will provide enclosure design and mechanical design constraints to Stellcom within ten (10) business days after the effective project start date.

Customer will obtain license for third-party software components, such as Windows CE 3.0, as necessary.

Both parties agree that all deadlines for customer supplied information specified in this exhibit supersede the deadlines identified in "Consulting Agreement - Development" paragraph 1.1.

C. Third Party Products to be purchased by Stellcom for Customer Customer shall reimburse Stellcom for any actual expenses plus a 10% administrative fee including shipping and insurance. Actual expenses include cost of parts, fabrication, and assembly, and are estimated at $50,000.

D.   Payment of Fees by Customer
1. Firm Fixed Fee and Payment Scheduling. The firm, fixed price to provide Services and Deliverables to Customer is $400,000. Payments to Stellcom shall be made as follows: (i) Stellcom will invoice Customer for $125,000 upon the execution of the Agreement and this Project Assignment by the parties; (ii) Stellcom will invoice Customer for $75,000 upon delivery of Alpha schematics; (iii) Stellcom will invoice Customer for $75,000 upon delivery of Alpha layout documents; (iv) Stellcom will invoice Customer for $75,000 upon delivery of Alpha prototype units; (v) Stellcom will invoice Customer for $50,000 upon delivery of Beta prototype units and final Deliverables.

Each invoice is due and payable fifteen (15) days after the invoice date. Invoices not paid within such period may accrue interest at the rate of 1.5% per month or the maximum rate allowed by law, whichever is less.
2. Stellcom shall be responsible for taxes based on Stellcom's net income.

3. Customer shall also reimburse Stellcom for any actual, reasonable travel expenses (plus a 10% administrative fee) and out-of-pocket expenses incurred in providing Deliverables.

E.   Project Managers
Each party agrees to delegate the responsibility for administering and coordinating this Agreement and any amendments thereto to the Project Managers set forth below. Each party may change its Project Manager from time to time during the term of this Agreement by written notice to the other party, subject to the approval of the other party which shall not be unreasonably withheld. The Project Managers will also have primary responsibility for coordinating all major decisions related to this Agreement, as well as the day-to-day management of the work to be performed under this Agreement.

Customer Contract Manager:
Customer Project Manager:
Stellcom Contract Manager:  Starla Rivers
Stellcom Project Manager:   John Kargacos
NOTE: This Project Assignment is governed by the terms of the Consulting Agreement - Development in effect between Stellcom and Customer. Any item in this Project Assignment which is inconsistent with that Agreement is invalid and the Agreement will govern.

IN WITNESS WHEREOF, the parties have executed this Project Assignment as of July 31, 2000.
Stellcom, Inc.:
By:
Name:
Title:

Guinness Telli*Phone Corporation
By:
Name:
Title:


EXHIBIT A-2
PROJECT ASSIGNMENT
Guinness Telli*Phone Corporation Telli*Screen Agency Certification
A.   Scope and nature of deliverables to be provided ("Deliverables")

Stellcom will obtain the following agency certifications for the Telli*Screen device:
UL Listed
FCC Pt. 15b
FCC Pt. 68
CSA (virtually identical to USA UL)
Industry Canada CS-04 (virtually identical to FCC Pt.68)

Obtainment of the above certifications is also dependant upon the design of the Telli*Screen enclosure, which is being provided by a third-party and the design of which is not under Stellcom's control.

Stellcom will provide for the first 32 hours of agency certification support under the firm-fixed-price project assignment, Exhibit A-1. Additional hours required in support of agency certification are covered in this exhibit.

B.   Acceptance Criteria

Receipt by the Customer of the agency certification documents will constitute acceptance.

C.   Milestone Schedule for providing Deliverables

Assuming a start date of July 24, 2000, the milestone schedule for agency certification is:
October 20, 2000	Alpha prototype certification
December 1, 2000	Beta prototype certification
December 15, 2000	Delivery of final Deliverables

D.   Information, data, and materials to be provided by Customer
Customer will provide final enclosure design and mechanical design constraints to Stellcom for agency certification submission by October 1, 2000.

Both parties agree that all deadlines for customer supplied information specified in this exhibit supersede the deadlines identified in "Consulting Agreement - Development" paragraph 1.1.

E. Third Party Products to be purchased by Stellcom for Customer Customer shall reimburse Stellcom for any actual expenses plus a 10% administrative fee including shipping and insurance. Actual expenses will include testing laboratory fees.

F.   Payment of Fees by Customer

1. Time-and Materials. Stellcom will utilize commercially reasonable efforts to provide deliverables as defined in Item C. Stellcom will invoice Customer weekly for work done by Stellcom during the preceding week. Each invoice is due and payable fifteen (15) days after the invoice date. Invoices not paid within such period may accrue interest at the rate of 1.5% per month or the maximum rate allowed by law, whichever is less.

2. Stellcom shall be responsible for taxes based on Stellcom's net income.

3. Customer shall also reimburse Stellcom for any actual, reasonable travel expenses (plus a 10% administrative fee) and out-of-pocket expenses incurred in providing Deliverables.

4. The following labor rates will be in effect for this exhibit. Based on these rates, Stellcom estimates that the total value due under this exhibit will fall between $7,500 and $12,500.

$185 dollars per hour for a Program Manager or Technical Lead
$155 dollars per hour for a Senior Engineer
$100 dollars per hour for a Senior Technician

G.   Project Managers
Each party agrees to delegate the responsibility for administering and coordinating this Agreement and any amendments thereto to the Project Managers set forth below. Each party may change its Project Manager from time to time during the term of this Agreement by written notice to the other party, subject to the approval of the other party which shall not be unreasonably withheld. The Project Managers will also have primary responsibility for coordinating all major decisions related to this Agreement, as well as the day-to-day management of the work to be performed under this Agreement.

Customer Contract Manager:
Customer Project Manager:

Stellcom Contract Manager:  Starla Rivers

Stellcom Project Manager:   John Kargacos

NOTE: This Project Assignment is governed by the terms of the Consulting Agreement - Development in effect between Stellcom and Customer. Any item in this Project Assignment which is inconsistent with that Agreement is invalid and the Agreement will govern.

IN WITNESS WHEREOF, the parties have executed this Project Assignment as of July 31 , 2000.

Stellcom, Inc.:
By:
Name:
Title:

Guinness Telli*Phone Corporation
By:
Name:
Title:



EXHIBIT B
DESCRIPTION OF STELLCOM'S EXCELSIOR REFERENCE PLATFORM

This platform uses an Intel StrongArm SA 1110 microprocessor architecture. A companion chip, Intel's SA1111 is utilized for increased integration and
functionality.   Industry "standard" Flash, SDRAM, boot PROM devices are
utilized to store volatile and non-volatile program and data software.
A variety of functions and features are included in this design as shown
below.   The functionality of each feature is provided via a hardware and software component. Any product developed from the reference platform incorporates a selected number of these devices and potentially some that are not part of the basic reference design.

A specific hardware design is captured using a schematic capture application, a netlist is generated from this application, and the netlist is used to create a unique printed circuit board layout for the platform (the customer product). This takes the place of one main board which may include break-off boards and/or extension portions for testing and
development.   Test connectors and accessibility are included in the
layout as well.    The component placement, layout, signal trace routing
are part of the reference design package. Timing analysis, FPGA firmware, and other analysis required for this design are generated as part of the development.

A Stellcom "monitor" program is included which provides "pre-OS" functionality to the design and performs a variety of low level test functions.

Software for the main OS build, device drivers, monitor, applications, etc., are provided for the board from the Stellcom library. New devices may require the development of new software drivers.

A driver enables a specific peripheral device to function and the board to operate.

Features / Functions:

Hardware                                                       Software
Microprocessor:  (StrongArm SA 1110)                      Monitor program
Companion chip:   (SA1111)                                Kernel - Windows CE 2.12 / 3.0
USB bus   (part of companion chip)	                        Touchscreen driver
Serial port(s)   (via CPU / companion chip)               USB driver
Audio function   AD1819 or equivalent                     Graphics driver
Miscellaneous buttons                                     PCMCIA driver
PCMCIA                                                    Bluetooth driver
Ethernet                                                  Power management driver
Bluetooth                                                 LEDs controllers
Power distribution                                        FIR, SIR drivers
CPLD / FPGA                                               Keyboard driver
Battery system / power  management                        Ethernet driver
PCB layout / routing                                      802.11 driver
Connectors / attachments                                  Audio drivers
Hardware Documentation                                    Software Documentation










Requirements Specifications
for Telli*Screen Development

July 12, 2000



FEATURE LIST:

1.   CPU and MEMORY
      CPU - Intel Strong ARM - SA1110 - (Companion SA1111-TBD)
NV SDRAM - 16Meg expandable to 32Meg (see Details)
ROM - 128K expandable to 512K (see Details)
2.   OS - WinCE 3.0
3.   LCD Display Support (see below)
Sharp
Optrex
Hitachi
Kyocera
4.   V.90 Modem (56Kbps)
5.   Speakerphone (Speaker + Microphone + volume control)
6.   Smart Card
7.   Compact Flash Card
8.   Ethernet /10BaseT
9.   USB (master)
10.  RS232 DB-9, Male, DTE
11.  IR Receiver (Keypad/Keyboard)
12.  Power Supply (single supply - wall mount)
13.  Battery backup with 'user replaceable' rechargeable batteries
14.  Agency Certifications:
15.  UL Listed and CSA Certified
       a.  FCC Pt. 15b
       b.  FCC Pt. 68 and CS-04 Certified
16.  Mechanical - Main PCB - (7.75" x 5.61") approx.
17.  Manufacturing Information
18.  General

See "DETAILS" below for further information

DETAILS

MAIN PCB ASSEMBLY

1.   CPU and MEMORY

CPU - Intel Strong ARM - SA1110.
   Companion SA1111 will   be used (CPU will enter a low power 'sleep'
mode during battery operation for power savings.
   Idle condition for 2 minutes will enter sleep mode. (Idle = no modem connection, no user inputs)
   AnyKey/Touch will remove from sleep mode

MEMORY

Stellcom will implement 16MEG (expandable to 32Meg) of SDRAM, and 128K (expandable to 512K) of Masked ROM. The SDRAM will be battery backed for sustaining refreshing memory. The goal of backed up RAM is 1 day, but battery size will determine life.

FLASH
The Telli*Screen will incorporate dual methods of NVRAM. The PCB will be designed with 'footprints' of FLASH and SDRAM.

SDRAM
The SDRAM will be Non-Volatile (NV) by means of batteries. This allows same functionality as the FLASH would. The RAM would be allocated to hold the OS and application code in one section and the balance of RAM would be used to support applications, swap, and other processing requirements.

BOOT LOADER
The 128K(512k) Masked ROM <or EEROM> will hold a 'Boot Loader' that allows down load of the OS and any necessary application[S].

The Boot Loader will contain stable and reliable code that will always be available in the event SDRAM memory is corrupted.

On every power up, the Boot Loader will perform a form of integrity check of the OS and application residing in SDRAM. In the event that corruption is detected, the Boot Loader will search the Telli*Screen for other sources of the OS and App code by searching the follow devices in the following order.

   FLASH (or) SDRAM
   CF Card
   SmartCard (provided current smartcards have enough memory)

In the event the OS and App code cannot be found in the above, the Boot Loader will then attempt to download the OS and App code by the following Ports

   * Ethernet - Goto a secure URL site managed by GTC
   * Modem - Dial out to a pre-defined number managed by GTC

*Stellcom will provide either Modem or Ethernet download under this contract. GTC is responsible for the host software.

The Boot Loader will post necessary screens to the user asking the user to insert the CF Card or SmartCard, or ask the user an appropriate task. If these fail, a screen will tell the user to contact the local Guinness Telli*Phone Corp. office and supply the contact information.

The "Boot Loader" will allow the system to survive an interruption or termination of a down load. If an interruption or termination of a system download occurs, a simple restart of the download process will remedy the download.
   Appropriate 'check sum' or other error checking methods will be used to ensure the download has properly been accomplished before the Boot Loader relinquishes control to the OS and/or Application.

The user will be informed of status during this process.
It is not Stellcom's responsibility to set up the host side software for the OS transfers.

2.   OPERATING SYSTEM - WinCE and Linux

Hardware architecture allows for either Linux or WinCE 3.0. The initial deployment will be Windows CE 3.0. GTC desires the option to move to Linux without a physical change to the Main PCB assembly.

   Design will not require field changes to OS - i.e product will be assembled as CE or Linux with the correct size memories.

3.   LCD DISPLAY  (Support of each of the following suppliers)

   Kyocera   KCB077VG1**-* (5/11/00 Proposed Custom Design, final p/n TBD)
   Sharp	LM8V31 (inverter-Endicott Research)
   Optrex   DMF511201NC-FW-AA
   Hitachi   SX19V001-Z1 (Single Scan)

Each LCD will require a unique Inverter for driving the specific CCFL. The MAIN PCB will be designed to accept any of the LCD's with their appropriate Inverter. LCD panels that require dual CCFL's will be avoided.

Only a cable change, driver change and inverter change will be needed to switch between each LCD.

   Touch-Screen Capable
   Design must accept any of the four selected touch-screen interfaces. The Sharp LM8V31 is standard with touch screen installed. Optrex,
Kyocera and Hitachi will require a 3rd party touch screen.
   3rd Party touch screens to consider:
   Dynapro
   Burr Brown
   Gunze
   TBD

   Full VGA (640x480), transmissive - STN - with CCFL<back lighting> Display driver will support higher resolution formats without losing display parameter. Meaning, each LCD driver must address a 'scaling' protocol to maintain screen size without needing up/down and left/right scrolling buttons. - Details TBD. This may become an issue when the Telli*Screen is used for Internet surfing.

INVERTER
Used for developing voltage for the CCFL. Ideally the inverter will be integrated on the Main host board. Optionally, the CCFL can be supplied by 3rd party sources. Each LCD manufacturer will provide suggested Inverter sources.
   TDK   (Kyocera)
   (Linfinity)
   Others

4.   MODEMS (V.90-56Kbps and V.32ter-19.2Kbps)

The Main PCB will have facility to add a modular 'hard', serial V.90 modem module as needed. The interface will be standard TTL levels with RS-232 definitions.

Supported Serial Modem I/O
TXD   Transmit Data              TO modem
RXD   Receive Data               From Modem
RTS   Request To Send            To Modem
CTS   Clear To Send              From Modem
DSR   Data Set Ready             From Modem
CD    Carrier Detect             From Modem
DTR   Data Terminal Ready        To Modem
RI    Ring Detect	                From Modem
MIC   Microphone In              To Modem
SPK   Speaker Out	                From Modem
Gnd   Gnd                        -
+V    +3.3 or +5v                To Modem voltage TBD
Reset Reset                      To Modem (open collector control only)
TIP   Telco Connection           To/From Modem
RING   Telco Connection          To/From Modem

 Modems will have the full complement of AT commands.
   Potential modem suppliers:
   PC Tel   soft/hard            May not have hard w/ speakerphone
   Altocom (Broadcom)            Soft
   Hitachi                       Soft/hard- may not have speakerphone
   Rockwell                      soft/hard
   Intel	                        soft/had
   Lucent                        soft/hard
   Required Modem Features:
   CID (Caller ID) - needed for "Suppressed Ring" functionality
   Complete AT command set.
   Audio Playback and record
   Speakerphone
   Voice Codec <AC-97? > Will be accessible for speakerphone ability Problem - some modems required a 'voice' AC-97, therefore two Codec's may be necessary. I.e. Modem Codec, Voice Codec.
   Must support "Suppressed Ring" or "Intelligent Pathway" as defined by Lucent, Nortel, Siemens, and perhaps other Central Office Switch manufacturers
   Allow GTC access to modem code - low level - NOT their DSP code, just command set code.
   May require special modem "AT" setup string in each residence (Due to possible CO Switch dependence).
   Must be "AT" provisioned to any ITU-T standard
   Capable of detecting an "Off Hook" or "In Use" extension phone Capable of detecting "no phone line".

SPEAKER
Speaker has sufficient volume to alert user of emergency message while still maintaining quality speakerphone functionality.

Stellcom will design one HW modem on the main PCB. Stellcom will add a header to allow a second board to be designed (not under this contract) that will allow other HW modems to be added. Stellcom is not tasked with changing any modem specific code.

5.   SPEAKERPHONE (Speaker and Microphone)

The Telli*Screen will have a built in speakerphone.
   Speakerphone - sufficient drive ability for selected speaker Full Duplex is preferred but Half Duplex will be considered Speaker volume control via thumbwheel or on-screen button Codec in Modem may possibly be used for speakerphone function

6.   SMART CARD

   For transaction and security
   Follow Microsoft Standards for Smart Card Media.
   Slot can also support a "ROM" media. In this regard the Smart Card slot may be used as an input type device.

7.   COMPACT FLASH CARD - Removable media

Support of industry standard Compact Flash (CF). CF utilizes the standard PCMCIA architecture with a different mechanical structure.

8.   ETHERNET

10BaseT (RJ-45) - For LAN or Broadband connection
   Optional component loads in manufacturing.
   OS and application automatically senses the absence of the Ethernet chip and does not continually attempt to function.
   Consider Cirrus Logic "Crystal" series - CS8952 controller + 20Meg Xtal Consider "F1Mag" for Transformer
   Throughput must be reasonable speed
   Discuss an "LED" indication of 10BT connection

9.   USB (master)

   Will supply power per USB definition but only while main power is available - not during battery operation.
   Only USB devices that Windows CE 3.0 supports will be supported.

10.   RS232

   Asynchronous
   DTE (Data Terminal Equipment)
   DB-9 - Male connector.

11.   IR RECEIVER (IrDA is not needed)

For external input devices such as Keyboard or Keypad
   Data coding must follow a standard similar to Zilog "UART" protocol.
(In this context, "UART" is an IR ASCII encoding protocol)   (or Sejin
recevier)
   Compatibility to Sejin "FreeBoard86"  p/n SPR-8630-W

12.   POWER SUPPLY

Power to the Telli*Screen is provided by a wall mount 9VAC/DC (or 5VAC/DC-or TBD), single supply power source. The MAIN PCB will contain all on-board regulators/converters generating necessary voltages and currents, including support for LCD CCFL.
   The inverter as recommended by the LCD Manufacturer will power the CCFL.
   Main PCB assembly will use a switching voltage regulator for most efficient use of power conversion.
   Due to the efficient power conversion methods used on the Main PCB, no fax or cooling vents will be necessary
   NOTE: +5v @ 160ma may be needed for V.90 modem module if not integrated as 3.3v

13.   BATTERY BACKUP (SYSTEM)

Includes 'user removable', rechargeable, NiCad, Lithium, or equal batteries.
   30-minute (min) backup duration for system operation. CCFL need not be on the entire time. See below
   Since the batteries will also supply NV power to the SDRAM, the power level will be monitored to ensure the SDRAM will be the primary concern. Therefore, once the batteries have backed up the system for a maximum of one hour without recharge, the system will shut down until a recharge period has occurred.
   LCD backlight will stay on only 10-20 seconds during battery operation.
'AnyTouch'   'AnyKey' will reset the timer to the 10-20 seconds.
   Low voltage indicator (audio and visual) when on battery backup.

Power Budget cannot be fully determined until final hardware and clock speeds are decided. It is preliminarily estimated that 3 each AA batteries will provide sufficient power for a 60 minute backup.

Estimated to be approximately:
Main PCB Assembly                 -  2.00w (400ma at 220mhz at 5V)
LCD Display: Module               -  400 mw  (Kyocera)
   +1st CCFL                      -  1.85 w
The total power budget calculation will determine the final battery decision

14.   MECHANICAL

The Main PCB will be approx. 7.75" x 5.61".

The LCD assembly and Main CPU printed circuit assembly are attached together (via standoffs) in a 'back to back' fashion. Together, they comprise the most significant part of the design. External Keypads or keyboards will communicate via an IR interface
All the connectors that enter and exit will be attached to this MAIN CPU assembly.
Slots and I/O accessible by the user:

LCD MAIN PANEL Assembly
   Front
   LCD Bezel (Up to four sizes - LCD Dependent)
   Speaker grill
   Microphone hole
   Thumb-wheel volume control -TBD
   IR (Infra Red) Receiver Window (Position TBD by designer)

Side/Bottom
   Smart Card Slot
   Compact Flash Slot

Rear
   Power receptacle
   Two RJ-11 receptacles for modem connections ("Wall":"Phone")
   RJ-45 receptacle for 10BaseT Ethernet
   USB port
   RS232 (DTE, DB-9, Male)
   Battery Compartment Cover
   Facility to open the back of the panel for replacement of the CCFL Ensure when the panel is removed, the power cannot be attached (UL
Issues).

KEYPAD or KEYBOARD
   12 + 7 Buttons
   Battery Compartment Cover
   IR Transmitter
   "UART" (Zilog) Encoding

PCB Assembly - Parts that will located by submission of the PCB drawing. Part Mfgrs and Numbers needed.
   RJ-11 (Wall)
   RJ-11 (Phone)
   RJ-45 (Ethernet)
   USB
   DB-9
   Power
   Smart Card
   CF Card
   Touch Panel Connector
   LCD Display Buss (2each)
   1ea 14pin
   1ea 15pin
   Inverter, Power to
   Microphone - 2 pin
   Speaker - 2 pin
   IR Connector - 2 pin
   AA Battery holder

SPEAKER
URL:
http://www.panasonic.com/industrial_oem/electronic_components/pdf/eas.pdf
DigiKey Number    Panasonic number
  P9604-ND          EAS-3P128A
  P10175-ND         EAS-3P127A (Physically identical to 3P128A)
  P10174-ND**       EAS2P104H** (This is the smaller one)

Microphone:
TBD


15.   GENERAL

Product must be rugged to a reasonable level for the intended environment (Households)
Developer will utilize all standard and reasonable design criteria for both hardware and software.



DEFINITIONS

AVL    Approved Vendor List
BOM    Bill of Materials
CF     Compact Flash
CO     Central Office
COG    Cost Of Goods
CSA    Canadian Standards Association
CPU    Central Processing Unit
DL     Directory Listing
EERAM  Electrically Erasable RAM
FCC    Federal Communications Commission
NOC    Network Operations Center
NVRAM  Non Volatile RAM
UL     Underwriters Laboratory
PCB    Printed Circuit Board
PWB    Printed Wiring Board (Same as PCB)
RAM    Random Access Memory
SDRAM  Synchronous Dynamic RAM